                                                                     EXHIBIT 11

     The following is an illustration of the reconciliation of the numerators and denominators of the basic and diluted earnings per share (EPS) computations:


                                      1998                                   1997                               1996
                  -------------------------------------- -------------------------------------- ------------------------------------
                      INCOME         SHARES    PER SHARE     INCOME         SHARES    PER SHARE     INCOME    PER SHARE   AMOUNT
                    (NUMERATOR)  (DENOMINATOR)   AMOUNT    (NUMERATOR)  (DENOMINATOR)   AMOUNT    (NUMERATOR)   AMOUNT (DENOMINATOR)
                  -------------- ------------- --------- -------------- ------------- --------- ------------- -------- -------------
                  (IN THOUSANDS)                         (IN THOUSANDS)                         (IN THOUSANDS)
BASIC EPS
Income before
 items Below....     $ (6,245)     6,759,598    $(0.92)    $   463        5,249,736    $ 0.09      $ 3,630    3,432,679   $ 1.06
Preferred
 Securities.....       (7,357)                   (1.09)     (3,069)                     (0.58)      (1,667)                (0.49)
Discontinued
 Operations.....           --                       --          --                         --           --                    --
Extraordinary
 Items..........           --                       --      (2,535)                     (0.49)          --                    --
                     --------                   ------     -------                     ------      -------                ------
Net Income......     $(13,602)                  $(2.01)    $(5,141)                    $(0.98)     $ 1,963                $ 0.57
                     --------                   ------     -------                     ------      -------                ------
                     --------                   ------     -------                     ------      -------                ------
EFFECT OF DILUTIVE
Securities
    Options.....                         N/A                                295,065                             226,183
    Warrants....                         N/A                              1,471,364                           1,167,178

DILUTED EPS
  Income before
   items Below..     $ (6,245)     6,759,598    $(0.92)    $   463        7,016,165    $ 0.07      $ 3,630    4,826,040   $ 0.75
  Preferred
   Securities...       (7,357)                   (1.09)     (3,069)                     (0.44)      (1,667)                (0.34)
  Discontinued
   Operations...           --                       --          --                         --           --                    --
  Extraordinary
   Items........           --                       --      (2,535)                     (0.37)          --                    --
                     --------                   ------     -------                     ------      -------                ------
  Net Income....     $(13,602)                  $(2.01)    $(5,141)                    $(0.74)     $ 1,963                $ 0.41
                     --------                   ------     -------                     ------      -------                ------
                     --------                   ------     -------                     ------      -------                ------

     Options to purchase 1,250 shares at $14.81, 12,500 shares at $14.875, 7,250 shares at $14.25, and 1,250 shares at $14.31 were outstanding during the last quarter of 1997 but were not included in the computation of diluted EPS because the options' exercise price was greater than the average market price of the common shares. The options, which expire in 2002, were still outstanding at the end of year 1998.